[logo]

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC.
ANNOUNCES CEO CHANGE

- Ezra Dabah Resigns as Chief Executive Officer -
- Director Chuck Crovitz Named Interim Chief Executive Officer -

Secaucus, New Jersey - September 26, 2007 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced that Mr. Ezra Dabah has resigned from his position as the Company’s Chief Executive Officer, at the request of the Board of Directors, effective immediately. Mr. Dabah will remain a member of the Board of Directors. The Company’s Board of Directors has named Chuck Crovitz, a current Board member, as Interim Chief Executive Officer.

The Board of Directors will soon engage a search firm to conduct an executive search for a permanent successor to Mr. Dabah. Ms. Kasaks, the Lead Director, will continue as Acting Chair of the Board of Directors. The Company continues to search for two new independent board members and will designate a permanent Chair of the Board as soon as possible.

Chuck Crovitz, 54, has served as a Director of the Company since 2004 and Chairman of the Compensation Committee. Mr. Crovitz is a 28-year retail veteran who began his career at McKinsey & Co. consulting retail clients in the areas of strategy, organization and operations. Since 2003, Mr. Crovitz has operated Crovitz Consulting Company. Mr. Crovitz worked at Gap Inc. (NYSE: GPS) from 1993 to 2003, most recently serving for five years as its Executive Vice President & Chief Supply Chain Officer. Mr. Crovitz currently serves on the Board of United Stationers Inc. (Nasdaq: USTR) and previously served on the Board of Quick Response Systems (Nasdaq: QRSI). He received his undergraduate degree from University of California, Berkeley, and his MBA and JD from Stanford University.

In light of Mr. Dabah’s resignation and the change in executive roles, the Company expects that additional time will be required before the Company can complete its overdue Annual Report on Form 10-K for the fiscal year ended February 3, 2007, including its audited financial statements for such year, and its other overdue SEC periodic reports. This delay is necessary in order for Mr. Crovitz to become familiar enough with the Company in order to make the necessary management representations for the Company’s independent auditors and certification of SEC reports. The Company intends to complete and file such reports as soon as practicable.

As previously announced, the Company has received an extension until November 14, 2007 from the Board of Directors of the Nasdaq Stock Market to satisfy Nasdaq’s requirement that the Company be current in its SEC periodic reporting obligations. If the Company is unable to satisfy the current or any extended deadline, it continues to anticipate that its shares will be delisted from the Nasdaq Stock Market.

As noted in a separate release issued today by the Company, the Board of Directors announced that it has resolved previously identified code of conduct violations involving two executives, including Mr. Dabah.

- more -

PLCE: Company Announces CEO Change

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children's merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of September 1, 2007, the Company owned and operated 889 The Children’s Place stores and 328 Disney Stores in North America and its online stores at www.childrensplace.com and www.disneystore.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, as well as the risks and uncertainties relating to the Company's stock option granting practices and the completed investigation by the special committee of the Company's Board of Directors, the previously announced pending restatement of the Company's historical financial statements, the delays in filing the Company's periodic reports with the Securities and Exchange Commission, the pending NASDAQ proceedings regarding the Company's continued listing, the outcome of the informal investigation of the Company being conducted by the Securities and Exchange Commission, potential other governmental proceedings, the shareholder litigation commenced against the Company and certain of its officers and directors, and the potential impact of each of these matters on the Company. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact:	The Children’s Place Retail Stores, Inc.
	Investors:	Susan Riley, EVP, Finance & Administration, 201-558-2400
Heather Anthony, Senior Director, Investor Relations, 201-558-2865
	Media:	Melissa Merrill/Cara O’Brien/Leigh Parrish, FD, 212-850-5600

###